Letter to William Casby August 13, 2004	Exhibit 10.20

Personal and Confidential

August 13, 2004

Mr. William Casby

Dear Bill,

We are pleased to extend to you this offer of employment to join Intellon Corporation. The components of this offer include the following:

Position:	Director of West Coast Regional Sales as of your initial date of hire, with the understanding that, subject to satisfactory performance and progression in this position, you will be promoted to the position of Vice President of Sales effective January 1, 2005.

Rate of Pay:	$ 6,875.00 per pay period. Based on 24 pay periods per year, this equates to $165,000.00 annually. This initial rate of pay will be applicable to your positions as Director of West Coast Regional Sales and Vice President of Sales.

Bonus:	You will be eligible for cash incentive compensation as follows:

2004 Annual Cash Incentive Plan (ACIP): Participation at the Director level, with any award being prorated for time of service during 2004.

2004 Sales Incentive Plan: Q4 - $13,000 bonus at plan for the sales quota allocated to the position of Director of West Coast Regional Sales, with further upside opportunity for sales above plan.

2004 Special Transitional Bonus: $7,000 bonus based on achievement of MBO objectives to be established by the Senior Vice President of Sales, Marketing and Business Development. This is a one-time bonus opportunity.

2005 ACIP: Participation at the Vice President level. The Compensation Committee of the Intellon Board of Directors must approve the 2005 ACIP and the associated goals.

2005 Sales Incentive Plan: $20,000 per calendar quarter at sales plan, with restart each quarter, and further upside opportunity for sales above plan, per the company’s 2005 Sales Incentive Plan. The Compensation Committee of the Intellon Board of Directors must approve the 2005 Sales Incentive Plan and the associated quotas.

Stock Options:	We will recommend to the Compensation Committee of the Intellon Board of Directors that you be granted shares of restricted stock under the Intellon Employee Incentive Plan equal to 0.75% of the fully diluted outstanding shares of the Company (determined as of the date of grant, without subsequent adjustment) on an as-if-converted basis, at a valuation as of the date of grant of $0.01 per share. The terms of the grant will be determined by the Compensation Committee of Intellon’s Board of Directors.

Supervisor:	In your position as Director of West Coast Regional Sales, you will report to the Vice President of Sales and Business Development. In your position as Vice President of Sales, you will report to the Senior Vice President of Sales, Marketing & Business Development

Other Benefits:	You will be eligible to participate in the Intellon Employee Benefits Package, subject to applicable plan terms and waiting periods. You will be eligible for paid vacation in accordance with Intellon’s vacation policy for employees. In this regard, you will be eligible to receive not less than three weeks of vacation each calendar year (prorated for time of service in 2004)

Travel:	This position requires overnight travel from time to time in Canada, the United States and overseas. Intellon will reimburse you for the reasonable and documented expenses of this travel, in accordance with company policies.

Other Requirements:	This offer is subject to a negative (favorable) test on a pre-employment drug screening set up by Intellon Corporation.

This offer is subject to your executing and returning the enclosed Employment Agreement to Intellon. The terms of the enclosed Employment Agreement were a material factor in determining the terms of this letter.

The terms of the incentive plans and benefit programs described in this letter are subject to the terms of the applicable governing documents and agreements.

This position requires that you devote your full business time to the advancement of the Company’s interests and to the discharge of your duties and responsibilities with the Company.

This offer of employment is valid through August 18, 2004. If this offer is acceptable to you, we would like you to start work with Intellon on or before August 23, 2004. If you are able to commence work sooner, we would be pleased for you to do so. Your employment with Intellon will be at will, meaning that Intellon will have the right to terminate your employment with or without cause, in its discretion.

Please sign in the space provided below stating your understanding and acceptance of the offer of employment as stated above. Return the signed original of this letter and the signed original of the enclosed Employee Agreement to Human Resources and retain the enclosed copies for your records. In the meantime, feel free to contact me, with any questions or concerns you may have regarding this offer of employment.

This is a very strategically important position in Intellon’s continued growth. We are all very excited about the prospects of your joining the Intellon Team and contributing significantly to the overall success of the company.

Sincerely,

Andreas Melder

Sr. Vice President Sales, Marketing & Business Development

Intellon Corporation

With my signature below, I accept the terms and conditions of the employment offer as outlined in this letter. I understand that this is an acceptance of an offer of employment and I will be employed on an at-will basis.

/s/ William Casby	8/23/04
William Casby	Date